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                                                                     EXHIBIT 4.5

                               ROCKETCHIPS, INC.

                     NON-QUALIFIED STOCK OPTION AGREEMENT


     THIS AGREEMENT made and entered into as of November 1, 1999, by and between ROCKETCHIPS, INC., a Minnesota corporation (the "Company"), and PAUL M. RUSSO, a resident of California (the "Optionee").

WITNESSETH:

     WHEREAS, the Board of Directors of the Company has authorized the grant to Optionee of a non-statutory stock option which is not pursuant the Company's stock option plans; and

     WHEREAS, the Board of Directors of the Company desires to award Optionee a non-qualified stock option to purchase 50,000 shares of the Company's common stock, par value $0.01 per share (the "Common Stock").

     NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth and for other good and valuable consideration, the parties hereto agree as follows:

     1.  Grant of Option.  The Company hereby grants to the Optionee the right
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and option (hereinafter called the "Option") to purchase from the Company an aggregate amount of fifty thousand (50,000) shares of Common Stock (the "Option Shares") (such number being subject to adjustment as provided in Paragraph 5 hereof) on the terms and conditions herein set forth. The Option is not an incentive stock option within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended.

     2.  Purchase Price.  Subject to the provisions of Paragraph 5 hereof, the
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purchase price for the Option Shares covered hereby shall be $5.00 per share
(the "Purchase Price"), which has been determined by the Board of Directors to be the fair market value of the Option Shares at the date of grant of the Option.

     3.  Term and Vesting of Option.  The Option shall be vested in full as of
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November 1, 1999.  The Option shall expire on November 1, 2009 (the "Expiration
Date"). Notwithstanding the foregoing, the Option may in no event be exercised in the event of a voluntary dissolution, liquidation or winding up of the affairs of the Company, after the close of business on the later of (i) the date of the twentieth day after the mailing of written notice of such dissolution, liquidation or winding up, and (ii) the record date for determination of holders of Common Stock entitled to participate therein.

     4.  Exercise of Option.  The Option may be exercised by written notice to
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the Company at its principal office and place of business in the State of
Minnesota. Such notice shall state the election to exercise the Option and the number of Option Shares in respect of which it is being
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exercised, and shall be signed by the person so exercising the Option. Such notice shall be accompanied by the payment of the full purchase price of such Option Shares and the delivery of such payment to the Company. The certificate for the Option Shares as to which the Option shall have been so exercised shall be registered in the name of the person exercising the Option. If the Optionee shall so request in the notice exercising the Option, the certificate shall be registered in the name of the Optionee and another person jointly with right of survivorship, and shall be delivered as provided above to or upon the written order of the person exercising the Option. In the event the Option shall be exercised by any person other than the Optionee, such notice shall be accompanied by appropriate proof of the right of such person to exercise the Option.

     5.  Adjustments for Changes in Capital Structure.  If all or any portion of
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this Option shall be exercised subsequent to any share dividend or combination, recapitalization, merger, consolidation, exchange of shares or reorganization as a result of which shares of any class shall be issued in respect to outstanding Common Stock, or if Common Stock shall be changed into the same or a different number of shares of the same or another class or classes, the person so exercising this Option shall receive, for the aggregate price paid upon such exercise, the aggregate number and class of shares to which they would have been entitled if Common Stock (as authorized at the date hereof) had been purchased at the date hereof for the same aggregate price (on the basis of the price per share set forth in Paragraph 2 hereof) and had not been disposed of. No fractional share shall be issued upon any such exercise and the aggregate price paid shall be appropriately reduced on account of any fractional share not issued.

     6.  Reservation of Shares.  The Company shall, at all times during the term
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of the Option, reserve and keep available such number of shares of its capital stock as will be sufficient to satisfy the requirements of this Agreement, and shall pay all original issue and transfer taxes with respect to the issue and transfer of Option Shares pursuant hereto, and all other fees and expenses necessarily incurred by the Company in connection therewith.

     7.  Investment Representation.  The Company may require Optionee to furnish
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to the Company, prior to the issuance of any Option Shares upon the exercise of all or any part of the Option, an agreement (in such form as such the Board of Directors of the Company may specify) in which Optionee represents that the Option Shares acquired by him upon exercise of the Option are being acquired for investment and not with a view to the sale or distribution thereof.

     8.  No Rights as Shareholder.  The holder of the Option shall not have any
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of the rights of a shareholder with respect to the Option Shares covered by the
Option except to the extent that one or more certificates for shares shall be delivered to him upon the due exercise of the Option.

     9.  Miscellaneous.  This Agreement shall be binding upon and inure to the
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benefit of the parties hereto and their heirs, successors, assigns and representatives and shall be governed by the laws of the State of Minnesota.

     IN WITNESS WHEREOF, this Agreement has been duly executed as of the day and year first above written.

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                                             ROCKETCHIPS, INC.


                                             By /s/ Raymond R. Johnson
                                                --------------------------------
                                                Raymond R. Johnson


                                             OPTIONEE
                                                /s/ Paul M. Russo
                                             -----------------------------------
                                                Paul M. Russo

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